News Release

Exhibit 99.1
Release
PRIVILEGED & CONFIDENTIAL

Contact:	Stephanie Jacobson Exelon Generation Communications 610-765-5809 stephanie.jacobson@exeloncorp.com	FOR IMMEDIATE RELEASE

EXELON GENERATION FILES TO RETIRE MYSTIC GENERATING STATION IN 2022, ABSENT ANY REGULATORY SOLUTION

Exelon Generation also reaches agreement with ENGIE to purchase neighboring LNG import terminal to ensure a reliable supply of fuel to meet current capacity commitments

Everett, MA (March 29, 2018) - Exelon Generation today announced it has filed with the ISO New England Inc. (ISO-NE) to retire Mystic Generating Station’s Units 7, 8, 9, and the Jet unit on June 1, 2022. Absent any regulatory reforms to properly value reliability and regional fuel security, these units will not participate in the Forward Capacity Auction scheduled for February 2019.

“Mystic has a strong track record as a source of reliable, around-the-clock electric supply to over two million homes in New England,” said Ron DeGregorio, president of Exelon Power. “However, the ISO-NE market fails to properly reflect the reliability and fuel security benefits that these power plants provide to the region.”

“Today is a difficult day, not only for the talented men and women who have dedicated themselves to operating Mystic safely and reliably every day, but also for their families, their communities, and all of their colleagues here at Exelon,” continued DeGregorio. “We are committed to open and honest dialogue with employees in the coming months.”

ISO-NE recently stated that it may propose interim and long-term market rule changes to address system resiliency in light of significant reliability risks identified in ISO-NE’s January 2018 fuel security report. Changes to market rules are necessary because critical units to the region, like Mystic 8 and 9, cannot recover future operating costs including the cost of securing fuel. To the extent that changes are timely filed and approved by the Federal Energy Regulatory Commission, Exelon Generation may reconsider the retirement of the Mystic units.

In a related move, Exelon Generation also announced an agreement to purchase ENGIE North America’s LNG import terminal to ensure the continued reliable supply of fuel to Mystic Units 8 and 9 while they remain operating. Exelon also looks forward to continuing ENGIE’s mission of providing safe, reliable LNG to gas utilities, marketers, and other market participants throughout New England.

News Release

Transaction closure is dependent upon regulatory review by the U.S. Department of Energy for LNG import authorization and, as necessary, authorization from the U.S. Department of Justice. The transaction is expected to close in the fourth quarter of 2018.

The Everett Marine Terminal, also known as the Distrigas Terminal, is the longest-operating LNG import facility of its kind in the United States. The facility has connections with two interstate pipeline systems, as well as a local gas utility’s distribution system. It employs 50 people and pays $7 million in state and local taxes.

Mystic Generating Station is a 2,000-megawatt natural gas- and oil-fueled power plant. Mystic Units 7, 8 and 9 are the operating units at the plant; Units 1-6 are decommissioned. Mystic employs 110 full-time workers, more than 200 local union craftsmen for seasonal readiness outages, and pays $15 million per year in local taxes that support municipal government, schools, libraries, parks and other services. Exelon is committed to holding informational meetings with employees over the next several months to ensure transparency throughout the process.

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Exelon Generation, a subsidiary of Exelon Corporation (NYSE: EXC), is one of the largest, most efficient clean energy producers in the U.S., with a generating capacity of around 35,000 megawatts.  Exelon Generation operates the largest U.S. fleet of carbon-free nuclear plants with 20,300 megawatts of capacity from 23 reactors at 14 facilities in Illinois, Maryland, New Jersey, New York and Pennsylvania.  Exelon Generation also operates a diverse mix of wind, solar, landfill gas, hydroelectric, natural gas and oil facilities in 18 states with around 15,000 megawatts. Exelon Generation has an industry-leading safety record and is an active partner and economic engine in the communities it serves by providing jobs, charitable contributions and tax payments that help towns and regions grow. Follow Exelon Generation on Twitter @ExelonGen, view the Exelon Generation channel on YouTube, and visit:
http://www.exeloncorp.com/companies/exelon-generation.

Cautionary Statements Regarding Forward-Looking Information
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from the forward-looking statements made by Exelon Corporation and Exelon Generation Company, LLC (Registrants) include those factors discussed herein, as well as the items discussed in (1) Exelon’s 2017 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 23, Commitments and Contingencies; and (2) other factors discussed in filings with the SEC by the Registrants. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this press release. Neither of the Registrants undertakes any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this press release.